Exhibit 99.1

Prestige Consumer Healthcare Inc. Expands CFO Christine Sacco’s Role to Include Chief Operating Officer Responsibilities

TARRYTOWN, N.Y., Jan. 6, 2025 (GLOBE NEWSWIRE) – Prestige Consumer Healthcare Inc. (the “Company” or “Prestige”) (NYSE: PBH) today announced that Chief Financial Officer Christine Sacco’s responsibilities have been expanded to include the role of Chief Operating Officer, effective immediately. In this enhanced position as COO/CFO, Ms. Sacco will oversee the Company’s supply chain, in addition to her existing responsibilities. Ms. Sacco will continue to report to Ron Lombardi, Chief Executive Officer of Prestige.

“Chris’ strategic leadership and deep understanding of our business has been instrumental in our growth and success over her 8 years as CFO,” said Ron Lombardi. “This expanded COO/CFO role positions us to further enhance execution of our strategic initiatives and drive operational excellence across the organization. Her proven track record in finance combined with her experience working closely with our supply chain operations uniquely positions her to drive further operational excellence and long-term organic and M&A growth for our Company in this expanded role. “

A seasoned executive with more than 27 years of leadership experience in the consumer products and specialty pharma space, Ms. Sacco has served as the Company’s Chief Financial Officer since 2016. During her tenure, she has made vital contributions to the Company’s strategic transformation and financial success. Under her financial leadership, the Company has achieved strong sales, earnings and cash flow growth over the past 8 years while positioning Prestige with significant future capital allocation flexibility to drive further shareholder value.

About Prestige Consumer Healthcare Inc.

Prestige Consumer Healthcare is a leading consumer healthcare products company with sales throughout the U.S. and Canada, Australia, and in certain other international markets. The Company’s diverse portfolio of brands include Monistat® and Summer’s Eve® women's health products, BC® and Goody's® pain relievers, Clear Eyes® and TheraTears® eye care products, DenTek® specialty oral care products, Dramamine® motion sickness treatments, Fleet® enemas and glycerin suppositories, Chloraseptic® and Luden's® sore throat treatments and drops, Compound W® wart treatments, Little Remedies® pediatric over-the-counter products, Boudreaux’s Butt Paste® diaper rash ointments, Nix® lice treatment, Debrox® earwax remover, Gaviscon® antacid in Canada, and Hydralyte® rehydration products and the Fess® line of nasal and sinus care products in Australia. Visit the Company's website at www.prestigeconsumerhealthcare.com.

Investor Relations Contact

Phil Terpolilli, CFA, 914-524-6819

irinquiries@prestigebrands.com